Patrick Industries, Inc. Reports Second Quarter and Six Months 2018 Financial Results

ELKHART, IN - July 26, 2018 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), marine, manufactured housing (“MH”), and industrial markets, today reported its financial results for the second quarter and six months ended July 1, 2018.
Second Quarter 2018 Financial Results
Net sales for the second quarter of 2018 increased $197.8 million or 49%, to $604.9 million from $407.1 million in the same quarter of 2017. The increase was attributable to industry growth, acquisitions, geographic expansion efforts, and market share gains. The Company's revenues from the RV industry, which represented 65% of second quarter 2018 sales, increased 41%. RV industry wholesale unit shipments decreased approximately 1% in the second quarter of 2018 compared to the second quarter of 2017 which had the highest second quarter wholesale unit shipments level on record. Revenues from the marine industry represented 11% of the Company's second quarter 2018 sales and increased 137% over the second quarter of 2017. Revenues from the MH industry, which represented 12% of second quarter 2018 sales, increased 36% compared to the prior year period with an increase in MH wholesale unit shipments, as estimated by the Company, of approximately 12% from the second quarter of 2017. Revenues from the industrial market, which accounted for 12% of the Company's second quarter 2018 sales, and is tied primarily to residential housing, commercial construction, and institutional furniture markets, increased 58%. New housing starts increased approximately 8% in the second quarter of 2018 compared to the prior year.
For the second quarter of 2018, Patrick reported operating income of $53.1 million, an increase of 57% or $19.4 million, from $33.7 million reported in the second quarter of 2017. Net income in the second quarter of 2018 increased 64% to $34.9 million from $21.3 million in the second quarter of 2017, and net income per diluted share increased 67% to $1.42 from $0.85.
Todd Cleveland, Chairman and Chief Executive Officer, said, "We are pleased with our overall operating and financial results in the second quarter as our performance reflects the continued successful execution of our strategic growth plans, coupled with the ongoing positive momentum in the primary markets we serve. During the second quarter of 2018, we completed three strategic acquisitions - Dehco in April, Dowco in May, and Marine Accessories in June. In addition, we expanded our credit facility in June 2018 to continue to support our long-term strategic growth plan."
"RV and marine retail shipments remain strong, supported by solid fundamentals and demographic trends with new buyers continuing to enter the market, attracted to the outdoor, leisure family-oriented lifestyle," stated Andy Nemeth, President. "Our housing and industrial markets also continue to experience growth driven by strong demographic trends, improving consumer credit, the strengthening economy and jobs environment, and overall consumer confidence."
Six Months 2018 Financial Results
Net sales for the first six months of 2018 increased $404.1 million or 54%, to $1,156.7 million from $752.6 million in the same period of 2017. For the first six months of 2018, the Company's revenues from the RV industry, which represented 67% of its six months 2018 sales, increased 46%. RV industry wholesale unit shipments increased approximately 6% in the first six months of 2018 compared to the prior year. The Company's sales from the marine industry represented 10% of its six months 2018 sales and increased 167% compared to the prior year. Revenues from the MH industry, which represented 11% of the Company's six months 2018 sales, rose 39% compared to the prior year as wholesale unit shipments in this industry, as estimated by the Company, increased approximately 11%. Revenues from the industrial market, which accounted for 12% of six months 2018 sales, increased 61%. New housing starts increased approximately 8% in the first six months of 2018 compared to the prior year.
The Company's RV content per unit (on a trailing twelve-month basis) for the second quarter of 2018 increased approximately 26% to $2,639 from $2,101 for the second quarter of 2017. The MH content per unit (on a trailing twelve-month basis) for the second quarter of 2018 increased approximately 20% to an estimated $2,503 from $2,084 for the second quarter of 2017.
For the first six months of 2018, Patrick reported operating income of $94.8 million, an increase of $37.2 million or 65%, from the $57.6 million reported in the first six months of 2017. Net income in the first six months of 2018 increased 68% to $64.9 million from $38.7 million in the first six months of 2017, while net income per diluted share increased 64% to $2.62 from $1.60.
The Company invested $332.6 million in the aggregate in the first six months of 2018 for acquisitions, stock repurchases, and capital expenditures. In the first six months of 2018, the Company repurchased 935,695 shares at an average price of $57.80 per share for a total cost of $54.1 million. Year-to-date through July 24, 2018, the Company repurchased 940,830 shares at an average price of $57.80 per share for a total cost of $54.4 million. As previously announced in May 2018, the Company's Board of Directors approved an increase in the amount of the Company's common stock that may be acquired over the next 24 months under the current stock repurchase program to $50.0 million, which included the $8.5 million remaining under the original $50.0 million authorization announced in January 2018.
Patrick’s total assets increased $323.5 million to $1.2 billion at July 1, 2018, from $866.6 million at December 31, 2017, primarily reflecting the addition of acquisition-related assets, seasonality, and overall growth.
"The balance within our revenue mix and core market diversification, which is now 65% and 35% RV and non-RV, respectively, provide us with an attractive platform to continue to execute on our operating model," Mr. Nemeth stated. "We are excited about the opportunities in front of us and look forward to continuing to drive growth and value through the disciplined execution of our capital allocation strategy."
"For the remainder of 2018, in anticipation of continued strong retail demand in all of our core markets, we remain focused on continuing to drive strong operating improvement, performance, and results," Mr. Cleveland stated. "The capital capacity and flexibility provided by our recent credit facility expansion provides us with a strong financial foundation and, when combined with the exceptional commitment and dedication of our 7,000+ team members, well positions us to focus on the execution of our strategic plan and further drive shareholder value."
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its second quarter 2018 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, July 26, 2018 at 10:00 a.m. Eastern time.
Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in China and The Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers and tops, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Second Quarter Ended		Six Months Ended
(thousands except per share data)	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017

NET SALES	$604,879	$407,145	$1,156,711	$752,572
Cost of goods sold	490,087	335,645	944,165	623,523
GROSS PROFIT	114,792	71,500	212,546	129,049

Operating Expenses:
Warehouse and delivery	18,723	11,083	35,751	21,426
Selling, general and administrative	33,874	21,893	65,715	40,999
Amortization of intangible assets	9,140	4,817	16,267	9,002
Total operating expenses	61,737	37,793	117,733	71,427

OPERATING INCOME	53,055	33,707	94,813	57,622
Interest expense, net	6,264	2,010	10,642	4,024
Income before income taxes	46,791	31,697	84,171	53,598
Income taxes	11,931	10,437	19,243	14,871
NET INCOME	$34,860	$21,260	$64,928	$38,727

BASIC NET INCOME PER COMMON SHARE (1)	$1.44	$0.86	$2.65	$1.63
DILUTED NET INCOME PER COMMON SHARE (1)	$1.42	$0.85	$2.62	$1.60

Weighted average shares outstanding - Basic (1)	24,202	24,600	24,472	23,759
Weighted average shares outstanding - Diluted (1)	24,515	24,990	24,812	24,185

(1) Net income per common share and weighted average shares outstanding, on both a basic and diluted basis, for the second quarter and six months ended June 25, 2017, have been retroactively adjusted to reflect the impact of the three-for-two stock split paid on December 8, 2017.

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	July 1, 2018	Dec. 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$104	$2,767
Trade receivables, net	131,691	77,784
Inventories	235,127	175,270
Prepaid expenses and other	17,766	18,132
Total current assets	384,688	273,953
Property, plant and equipment, net	158,515	118,486
Goodwill and intangible assets, net	642,414	471,511
Deferred financing costs, net	4,025	2,184
Other non-current assets	478	510
TOTAL ASSETS	$1,190,120	$866,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$6,250	$15,766
Accounts payable	108,702	84,109
Accrued liabilities	57,661	36,550
Total current liabilities	172,613	136,425
Long-term debt, less current maturities, net	576,298	338,111
Deferred tax liabilities, net	21,342	13,640
Other long-term liabilities	16,247	7,783
TOTAL LIABILITIES	786,500	495,959

SHAREHOLDERS’ EQUITY
Common stock	161,648	163,196
Additional paid-in-capital	25,552	8,243
Accumulated other comprehensive income	63	66
Retained earnings	216,357	199,180
TOTAL SHAREHOLDERS’ EQUITY	403,620	370,685
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,190,120	$866,644

5